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                                                                      Exhibit 12

                          HASBRO, INC. AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges
                         Fiscal Years Ended in December

                             (Thousands of Dollars)

                                  2003         2002          2001         2000          1999
                               ----------   ----------    ----------   ----------    ----------
Earnings available for
 fixed charges:
  Net earnings (loss)          $  157,664     (170,674)       59,732     (144,631)      188,953
  Add:
   Cumulative effect of
    accounting change              17,351      245,732         1,066            -             -
   Fixed charges                   68,467       99,209       126,323      135,302        88,456
   Taxes on income                 69,049       29,030        35,401      (81,355)       84,892
                               ----------   ----------    ----------   ----------    ----------
    Total                      $  312,531      203,297       222,522      (90,684)      362,301
                               ==========   ==========    ==========   ==========    ==========

Fixed charges:
  Interest on long-term
   debt                        $   44,461       69,480        86,244       74,206        25,068
  Other interest charges            6,413        8,019        17,444       40,215        44,272
  Amortization of debt
   expense                          1,588        1,843         3,031        1,724           425
  Rental expense representa-
   tive of interest factor         16,005       19,867        19,604       19,157        18,691
                               ----------   ----------    ----------   ----------    ----------
    Total                      $   68,467       99,209       126,323      135,302        88,456
                               ==========   ==========    ==========   ==========    ==========

Ratio of earnings to fixed
 charges                             4.56         2.05          1.76        (0.67)         4.10
                               ==========   ==========    ==========   ==========    ==========